Exhibit 12.1

Suares & Associates

Attorneys at Law

833 Flatbush Avenue

Suite 100

Brooklyn, New York 11226

dsuares@suaresassociates.com

Tel: 718-622-8450	Fax: 718-282-3113

May 13, 2021

Board of Directors

Valiant Eagle, Inc.

6320 Canoga Avenue

Suite 1564

Woodland Hills, California 91367

VIA ELECTRONIC DELIVERY

Gentlemen:

I have acted, at your request, as special counsel to Valiant Eagle, Inc., a Delaware corporation, (“Valiant Eagle, Inc.”) for the purpose of rendering an opinion as to the legality of 2,000,000,000 shares of Valiant Eagle, Inc. common stock, par value $0.0001 per share to be offered and distributed by Valiant Eagle, Inc. (“Shares”), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Valiant Eagle, Inc. with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Valiant Eagle, Inc. and all amendments thereto, the By-Laws of Valiant Eagle, Inc., selected proceedings of the board of directors of Valiant Eagle, Inc. authorizing the issuance of the Shares, certificates of officers Valiant Eagle, Inc. and of public officials, and such other documents of Valiant Eagle, Inc. and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Valiant Eagle, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by Valiant Eagle, Inc. against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Delaware corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Donnell Suares, Esq.

Donnell Suares, Esq.